Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2009 Financial Results

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 29, 2009--OSI Systems, Inc. (NASDAQ:OSIS):

  Earnings Per Share
    GAAP: $0.24 (20% increase over prior year)
    Non-GAAP: $0.34 (26% increase over prior year)
  Record Backlog of $239 Million
  Q2 Cash Flow from Operations of $18 Million
  Fiscal 2009 Non-GAAP EPS Expected to Increase 10-25%
  Company Repurchases 604,000 Shares of its Common Stock in Q2

OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the Security and Healthcare industries, today announced operating results for the second quarter and six months ended December 31, 2008.

The Company reported revenues of $159.0 million for the second quarter of fiscal 2009, a decrease of $(5.2) million, or 3%, from the $164.2 million reported for the second quarter of fiscal 2008. Without the adverse impact of foreign exchange for the three months ended December 31, 2008, revenues would have grown approximately 1%. Net income for the second quarter of fiscal 2008 was $4.2 million, or $0.24 per diluted share, compared to net income of $3.5 million, or $0.20 per diluted share, for the second quarter of fiscal 2008.

For the six months ended December 31, 2008, the Company reported revenues of $307.2 million, an increase of $12.0 million, or 4%, from $295.2 million for the first half of fiscal 2008. Without the adverse impact of foreign exchange for the six months ended December 31, 2008, revenues would have grown approximately 6%. Net income for the first half of fiscal 2009 was $4.3 million, or $0.24 per diluted share, compared to net income of $1.4 million, or $0.08 per diluted share, for the first half of fiscal 2008.

For the three and six months ended December 31, 2008, the Company incurred restructuring and other charges of $2.8 million and $3.6 million, respectively, compared to $2.1 million and $2.2 million for the comparable periods of fiscal 2008. In response to the expected slowdown in the Company’s Healthcare division, such charges were incurred in the current fiscal year to reduce costs by approximately $10 million on an annualized basis.

Excluding the impact of these restructuring and other charges, net income for the second quarter of fiscal 2009 would have been approximately $6.0 million or $0.34 per diluted share compared to a net income of $4.9 million or $0.27 per diluted share for the second quarter of fiscal 2008 and net income for the first half of fiscal 2009 would have been approximately $6.7 million or $0.37 per diluted share compared to a net income of $2.8 million or $0.16 per diluted share for the first half of fiscal 2008. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the on-going operations of the Company.

During the three months ended December 31, 2008, the Company generated cash flow from operations of $18.4 million as compared to using $10.9 million during the second quarter of fiscal 2008. For the six months ended December 31, 2008, the Company generated cash flow from operations of $33.1 million as compared to using $14.6 million during the first half of fiscal 2008. During the quarter ended December 31, 2008, the Company repurchased 604,000 shares of its common stock for approximately $7.2 million.

As of December 31, 2008, the Company had a record backlog of $239 million compared to $231 million as of September 30, 2008.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, "Despite being the most challenging economic environment in decades, our financial results for the second quarter of fiscal 2009 continue to demonstrate the earnings-generating potential of our businesses. We significantly improved earnings, generated record free cash flow of $15.5 million and ended the quarter with a record backlog. These achievements are the direct result of our initiatives over the past two years to implement organizational changes that have reduced our cost structure and improve our overall operating efficiencies."

Mr. Chopra continued, "Our Security Division continues to perform well, led by strong demand for both air cargo and cargo and vehicle inspection products. For the first half of fiscal 2009, our Security division generated strong bookings, which resulted in a 13% increase in backlog since the beginning of the fiscal year. The sales pipeline remains robust and the division’s operating margin continues to improve. The climate for our Healthcare division continues to be challenging, and for the second quarter we reported a decline in revenues of approximately 12% when compared to the second quarter of fiscal 2008. The decline in revenues was isolated to North America, where economic factors including credit availability caused certain hospitals to delay purchases. In response to these market conditions, we moved proactively in the second quarter to address our cost structure within the division, the full benefit of which should be reflected in our results for the second half of fiscal 2009."

Fiscal Year 2009 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company announced that it anticipates fiscal 2009 sales to be comparable to fiscal 2008. However, given the Company’s operational improvement initiatives and cost containment programs, the Company expects earnings per diluted share to increase at a rate of 10-25% to between $0.81 to $0.93, excluding the impact of restructuring and other one-time charges.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the second quarter and first half of fiscal 2009. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until February 12, 2009. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘11232327’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the cash generating potential of its businesses and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash, that strong sales by its Security division will continue to occur in the future, or that cost-cutting measures in its Healthcare division will ultimately prove beneficial. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2008	2007	2008
Revenue	$164,194	$159,042	$295,207	$307,203
Cost of goods sold	105,193	104,623	192,096	203,149
Gross profit	59,001	54,419	103,111	104,054

Operating expenses:
Selling, general and administrative	39,105	35,693	75,316	73,264
Research and development	11,725	8,669	21,454	18,882
Impairment, restructuring, and other charges	2,114	2,798	2,199	3,599
Total operating expenses	52,944	47,160	98,969	95,745

Income from operations	6,057	7,259	4,142	8,309

Interest expense, net	(1,168)	(863)	(2,257)	(1,758)
Income before provision for income taxes and minority interest	4,889	6,396	1,885	6,551

Provision for income taxes	1,721	2,200	666	2,253
Minority interest of net earnings (losses) of consolidated subsidiaries	(312)	34	(194)	4

Net income	$3,480	$4,162	$1,413	$4,294

Diluted earnings per share	$0.20	$0.24	$0.08	$0.24

Weighted average shares outstanding – diluted	17,675	17,558	17,597	17,765

Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2008
Assets
Cash and cash equivalents	$18,232	$34,915
Accounts receivable, net	156,781	127,733
Inventories	144,807	143,726
Other current assets	36,635	42,192
Total current assets	356,455	348,566
Non-current assets	151,186	145,858
Total	$507,641	$494,424
Liabilities and Stockholders' Equity
Bank lines of credit	$18,657	$15,000
Current portion of long-term debt	6,593	7,515
Accounts payable and accrued expenses	89,594	98,411
Other current liabilities	46,653	49,983
Total current liabilities	161,497	170,909
Long-term debt	49,091	43,567
Other long-term liabilities	17,804	18,360
Total liabilities	228,392	232,836
Minority interest	1,228	1,193
Shareholders' equity	278,021	260,395
Total liabilities and stockholders’ equity	$507,641	$494,424

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2008	2007	2008
Revenues – by Segment Group:
Security Group	$63,874	$67,067	$112,680	$125,752
Healthcare Group	67,862	59,695	124,461	114,522
Optoelectronics and Manufacturing Group, including intersegment revenues	44,695	44,745	81,065	89,626
Intersegment revenues elimination	(12,237)	(12,465)	(22,999)	(22,697)
Total	$164,194	$159,042	$295,207	$307,203

Operating income (loss) – by Segment Group:
Security Group (i)	$871	$4,846	$174	$7,894
Healthcare Group (ii)	6,242	2,285	7,293	460
Optoelectronics and Manufacturing Group	3,114	3,195	4,453	7,057
Corporate	(3,986)	(2,678)	(7,465)	(6,892)
Eliminations	(184)	(389)	(313)	(210)
Total	$6,057	$7,259	$4,142	$8,309

(i) Includes restructuring and other charges of $1.9 million and $0.2 million for the three months ended December 31, 2007 and 2008, respectively; and $1.9 million and $0.2 million for the six months ended December 31, 2007 and 2008, respectively.

(ii) Includes restructuring and other charges of $0.2 million and $2.5 million for the three months ended December 31, 2007 and 2008, respectively; and $0.2 million and $3.0 million for the six months ended December 31, 2007 and 2008, respectively.

CONTACT:
OSI Systems Inc.
Jeremy Norton
Vice President, Investor Relations & Business Development
310-349-2372
jnorton@osi-systems.com